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                                                                      EXHIBIT 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

Maguire Insurance Agency, Inc., a Pennsylvania corporation
PCHC Investment Corp., a Delaware corporation
Philadelphia Indemnity Insurance Company, a Pennsylvania corporation Philadelphia Insurance Company, a Pennsylvania corporation
Liberty American Insurance Group, Inc., a Delaware corporation Mobile USA Insurance Company, a Florida corporation
Liberty American Insurance Company, a Florida corporation
Mobile Homeowners Insurance Agencies, Inc., a Florida corporation Liberty American Premium Finance Company, a Florida corporation